                              CROSSON DANNIS, INC.
                     REAL ESTATE VALUATION AND CONSULTATION
                               CAMPBELL CENTRE II
                    8150 NORTH CENTRAL EXPRESSWAY, SUITE 950
                              DALLAS, TEXAS  75206
                                 (214)739-3388
                              FAX   (214)739-4592
                                 cdrevc@aol.com


Stephen T. Crosson, MAI, SRA                       David B. Acree, MAI
Charles G. Dannis, MAI, SRA                        Norman L. Archibald, MAI, SRA
Deborah A. Wilson, JD                              John Scarborough, SRA


                                October 3, 1996



Board of Directors of McNeil Investors, Inc., as the
General Partner of McNeil Partners, L.P., as the
General Partner of McNeil Real Estate Fund XX, Ltd.
c/o McNeil Partners, L.P., its general partner
13760 Noel Road, Suite 700, LB 700
Dallas, Texas  75240

Re: Analysis of Present Estimated Liquidation Value of Unit of Limited Partnership Interest in McNeil Real Estate Fund XX, L.P. a California limited partnership (the "Partnership")

Gentlemen:

We understand that the Partnership has received an offer to purchase any and all of the outstanding units of limited partnership interest in the Partnership (each, a "Unit" and collectively, the "Units") from High River Limited Partnership, Riverdale LLC, Unicorn Associates Corporation and Carl C. Icahn dated September 20, 1996, (the "HR Offer"). In connection with your analysis of the HR Offer you have requested, and accordance with your request, we have completed, an analysis of the Present Estimated Liquidation Value of a unit of limited partnership interest in the Partnership.

The effective date of our conclusions is October 3, 1996.

Our conclusions are specifically based upon and subject to several important assumptions and limiting conditions presented in our report to you which is attached to this letter (the "Report").

Board of Directors of McNeil Investors, Inc.
October 3, 1996
Page Two


After employment of the limited valuation processes and methodology described in the Report and subject to the assumptions, limiting conditions and other considerations described in the Report, we have estimated a Present Estimated Liquidation Value (as defined in the Report) of a Unit, effective as of October 3, 1996, of $230 TO $236 PER UNIT. This estimate is not intended to be and does not constitute an opinion as to the fair market value of a Unit. In making our estimate of the Present Estimated Liquidation Value of a Unit as set forth above, based upon the limited valuation processes and methodology described in this Report and subject to the assumptions, limiting conditions and other considerations set forth in this Report, we have estimated a gross amount of cash that the Partnership would have available to distribute to the holders of Units out of the net proceeds of the Liquidation (as defined in the Report) over the Period of Liquidation (as defined in the Report), effective as of October 3, 1996, of approximately $285 PER UNIT.

In addition, you have asked us for our opinion as to the adequacy, from a financial point of view, to the holders of the Units of the consideration offered to such holders in the HR Offer as compared to the Present Estimated Liquidation Value of a Unit. Based on the limited valuation processes and methodology described in the attached report and subject to the assumptions and limiting conditions and other considerations set forth in the attached report, we are of the opinion that, as of October 3, 1996, the consideration offered to the holders of Units in the HR Offer is inadequate, from a financial point of view, to such holders of Units as compared to the Present Estimated Liquidation Value of a Unit as set forth above.

This letter must remain attached to, and is a permanent part of, the accompanying Report for the conclusions in such Report to be considered valid.

Neither this letter, the Report nor any part hereof or thereof is intended to be nor does it constitute a recommendation to any holder of a Unit as to whether or not to accept the consideration offered for such Units in the HR Offer, whether as a means for such holders of Units to liquidate their Units or otherwise.

The Report and the conclusions expressed therein are for the use of the board of directors of McNeil Investors, Inc., in its capacity as the general partner of McNeil Partners, L.P., the general partner of the Partnership and the use of the Partnership.



                                                 Respectfully submitted,



                                                 Crosson Dannis, Inc.


CDI/ab
Attachments

                ANALYSIS OF PRESENT ESTIMATED LIQUIDATION VALUE
                         REPORT OF CROSSON DANNIS INC.
                               RE:  FUND XX, L.P.



                         PURPOSE, DEFINITIONS AND SCOPE


PURPOSE

The PURPOSE of the analysis of Crosson Dannis, Inc. is to: (1) estimate the Present Estimated Liquidation Value (as defined below) of a unit of limited partnership interest (each, a "Unit" and collectively, the "Units") in McNeil Real Estate Fund XX L.P. (the "Partnership") and (2) to give our opinion as to the adequacy, from a financial point of view, to the holders of Units, of the consideration offered by High River Limited Partnership, Riverdale LLC, Unicorn Associates Corporation and Carl C. Icahn (the "Bidders") in the offer, dated September 20, 1996, made by the Bidders to the holders of the Units to purchase any and all of the Units (the "HR Offer"). The effective date of our conclusion and opinion is October 3, 1996.

CERTAIN LIMITATIONS

We have not been requested to opine as to, and this report does not include or constitute an opinion regarding or otherwise address, the fair market value of a Unit. The general partner of the Partnership may, in the future, select and use other strategies for realizing the value of the Partnership's assets. Our analysis and conclusions described herein cannot and do not take into account the potential value of the Units if other strategies are employed. This report is not intended to be and does not constitute a recommendation to any holder of a Unit as to whether or not to accept the consideration offered for such Units in the HR Offer, whether as a means for such holders of Units to liquidate their Units or otherwise.

DEFINITIONS

When used herein, the following terms have the meanings set forth below:

 "PARTNERSHIP FINANCIAL MODEL" means the financial model for the Partnership, including projections, prepared by the Partnership's management based on certain assumptions.

"PERIOD OF LIQUIDATION" means the period during which the assets of the Partnership are assumed to be sold and the net proceeds distributed to the holders of the Units, which period is from January 1, 1997 to December 31, 1998.

"PRESENT ESTIMATED LIQUIDATION VALUE" means the present value of cash distributable out of the net proceeds of an assumed orderly liquidation of the Partnership's assets to the holders of Units over the Period of Liquidation.





                                                            CROSSON DANNIS, INC.

"LIQUIDATION" means an assumed orderly liquidation of the Partnership's assets commencing at the beginning of the Period of Liquidation and ending by the end of the Period of Liquidation and conducted under the following conditions:

       a. The consummation of asset sales will occur within the Period of Liquidation.

       b. The buyers and the seller all act prudently and knowledgeably in connection with the sale and purchase of the assets.

       c. The seller is not under compulsion to sell within an inordinately short time.

       d.     The buyers are typically motivated.

       e. Both buyers and the seller are acting in what they consider their best interests.

       f. An adequate marketing effort will be made in the specified time allowed for the completion of a sale of any asset.

       g. Payment for the assets will be made in cash in U.S. dollars or in terms of financial arrangements comparable thereto.

       h. The price for each asset sold represents the normal consideration that would be paid for that asset if the sale were unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

RELATIONSHIP TO CLIENT

Crosson Dannis, Inc.'s relationship to the client is that of an independent third-party consultant. Neither Crosson Dannis, Inc. nor any shareholder, director, officer or employee of Crosson Dannis, Inc. has an interest in the Partnership. The fee paid to Crosson Dannis, Inc. in connection with rendering of this Report has not been contingent upon the conclusions reached or the substance of this Report.

SCOPE

The scope of our analysis included a number of independent investigations and analyses. To a significant extent our analysis was based on information provided to Crosson Dannis, Inc. by the Partnership and its management. The valuation processes and methodology employed by Crosson Dannis, Inc. is as outlined below:

       1. Reviewed property level files for each real property owned by the Partnership.

              a. Identified those real properties not currently operating on a stabilized basis.

              b.     Inspected a representative sampling of real properties.





                                                            CROSSON DANNIS, INC.

       2. Reviewed the Partnership's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

       3.     Accumulated market data as we deemed appropriate.

       4. Reviewed the Partnership Financial Model, including the financial projections that formed a part of the Partnership Financial Model.

              a. Modified certain property level assumptions on which the Partnership Financial Model and the projections contained in it were based as we deemed appropriate.

              b. Modified certain partnership level assumptions on which the Partnership Financial Model and the projections contained in it were based as we deemed appropriate.

       5. Interviewed management of the Partnership regarding the business and operations of the Partnership and the assumptions on which the Partnership Financial Model and the projections contained therein were based, particularly those assumptions made at the partnership level.

       6.     Reviewed the HR Offer.

       7. Based upon the above, performed a discounted cash flow analysis using the Partnership Financial Model.

It is most important to understand that the scope of work did not include a determination or appraisal of the market value or any other measure of value of the individual real properties owned by the Partnership.

                 ADDITIONAL ASSUMPTIONS AND LIMITING CONDITIONS

The following additional assumptions and limiting conditions are integral to the understanding of the conclusions reached herein.

PRUDENT AND COMPETENT MANAGEMENT

       We have assumed that the management of the Partnership and each of its assets is competent, prudent and reasonable relative to current market standards for partnerships similar in structure and of similar assets. We have also assumed that the leasing of the real property assets of the Partnership is competent and prudent and reasonable in accordance with current market standards for similar properties.





                                                            CROSSON DANNIS, INC.

USE AND PURPOSE OF THIS REPORT

       This Report is based upon our review and analysis of the facts and data contained in the information, documents and files that you and others have provided to us. We assume no responsibility for changes in market, economic or other conditions or the factual basis of this Report after the date of this opinion or any inaccuracy or incompleteness of such information, files or documents that could affect this Report. We assume no responsibility for updating this Report. The conclusions expressed in this Report are for the specific purpose as set forth in this Report and are invalid if used for any other purpose. This Report is for the use of the Board of Directors of McNeil Investors, Inc. in its capacity as the general partner of McNeil Partners, L.P., general partner of the Partnership, and the use of the Partnership. THIS REPORT IS NOT INTENDED TO BE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY LIMITED PARTNER OF THE PARTNERSHIP AS TO ANY MATTER.

PARTNERSHIP ASSETS

       We assume no responsibility for the legal description of any real property assets of the Partnership reviewed or title to those assets. With your concurrence, with respect to the assets, including real property, and business interests of the Partnership, we have assumed:

              The Partnership holds good and, as the case may be under applicable state laws, marketable or indefeasible title to its assets.

              The Partnership, the General Partner and all other pertinent persons have fully complied with all applicable federal, state and local laws and regulations that would otherwise adversely affect the value of the assets of the Partnership.

              All required licenses, certificates of occupancy, consents or legislative or administrative authority from any federal, state or local governmental authority or agency has been or will be obtained or renewed for any use of the assets of the Partnership on which this Report is based, whether in whole or part.

              As to the real property assets of the Partnership, all existing leases, subleases and other use agreements are in full force and effect and each party to all such agreements are in full compliance with their obligations thereunder and no default of event of default exists with respect to any such agreements.

              The assets of the Partnership are all freely transferable.

              No asset of the Partnership is subject to any option, right of first offer, right of first refusal or other encumbrance that could result in any obligation of the Partnership to sell otherwise dispose of such asset for an amount less than the then fair market value of such asset.





                                                            CROSSON DANNIS, INC.

THE UNITS

       We have assumed that the holders of the Units acquired the Units and continue to hold them as long-term investments and with the understanding that there is no active trading market in the Units and that the Units are illiquid. We have not considered the circumstances of any particular investor in reaching the conclusions expressed in this Report.

LEGAL OR OTHER SPECIALIZED EXPERTISE

       No opinion is intended to be expressed for matters which require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by professional valuation firms. We have assumed that legal descriptions and information concerning the partnership agreement of the Partnership given to us are accurate.

ACCURACY OF FINANCIAL AND THIRD PARTY DATA

       We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our conclusions expressed in this Report without assuming responsibility for the independent verification of such information and have further relied upon the assurances of management of the Partnership and its general partner that they are not aware of any facts that would make such information inaccurate, incomplete or otherwise misleading in any material respect. With respect to any financial projections of the Partnership provided to us, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Partnership as to the future financial performance of the Partnership. However, for purposes of our analysis, and based upon our review of certain independent market data, we also may have utilized certain adjustments to any such projections. If so, those adjustments are described in this Report. In arriving at our conclusion in this Report, we have not conducted a physical inspection of all of the Partnership's properties, but have obtained and reviewed existing market data on certain assets of the Partnership. Our conclusion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this Report.

OPINION DATE

       The date of this Report is October 3, 1996. The dollar amount reported is based upon the purchasing power of the U.S. dollar as of this date. Crosson Dannis, Inc. assumes no responsibility for economic or physical factors occurring subsequent to the date of this Report.

INDEPENDENCE

       Neither Crosson Dannis, Inc. nor any shareholder, director, officer or employee of Crosson Dannis, Inc. has any interest in the Partnership. The fee paid to Crosson Dannis, Inc. in connection with rendering of this Report has not been contingent upon the conclusions reached or the substance of this Report.





                                                            CROSSON DANNIS, INC.

RESPONSIBILITY FOR ASSUMPTIONS

       Many of the assumptions made in the preparation of this Report and in reaching our opinion expressed in this Report are beyond the control of the Partnership, its general partner and any other person. Such assumptions may or may not prove to be correct. Neither Crosson Dannis, Inc. nor any of its shareholders, officers, directors, employees or agents shall have any responsibility for the accuracy of such assumptions.

EFFECT OF LIQUIDATION EXPENSE

       The conclusions expressed herein specifically disregard the impact(s) of litigation expense resulting from tender defense costs and/or class action litigation.



                             DESCRIPTION OF PARTNERSHIP


The Partnership is a California limited partnership. According to the general partner, 49,512 units of limited partnership are currently outstanding.

Real estate assets owned by the partnership are as follows:


================================================================================
               NAME/LOCATION                                 PROPERTY TYPE
================================================================================
1130 Sacramento/1130 Sacramento                                  APT
San Francisco, CA
--------------------------------------------------------------------------------
Sterling Springs/2809 W. William Cannon                          APT
Austin, TX
================================================================================





                                                            CROSSON DANNIS, INC.

                             PARTNERSHIP VALUATION


The conclusions reached this Report are the result in part of an analysis of the Partnership Financial Model developed and provided by the management of the Partnership, including McNeil Partners, L.P., its general partner, and McNeil Investors, Inc., the general partner of McNeil Partners, L.P. Our estimate of the Present Estimated Liquidation Value is based on a valuation analysis that was a discounted cash flow analysis applied to the cash distributions anticipated to be received by the holders of Units based on the Partnership Financial Model. That analysis is based in part on the assumption that the Partnership will commence the Liquidation at the commencement of the Period of Liquidation and that the Liquidation will be completed within the Period of Liquidation. The Partnership Financial Model and the projections contained therein are based on certain important assumptions. The Partnership Financial Model with the assumptions and projections utilized in making the estimates and forming the opinion herein expressed are contained within the files of Crosson Dannis, Inc. Said documents are not included herein due to their confidential nature.





                                                            CROSSON DANNIS, INC.

                                  CONCLUSIONS


PRESENT ESTIMATED LIQUIDATION VALUE

After employment of the limited valuation processes and methodology described herein and subject to the assumptions, limiting conditions and other considerations set forth herein, we have estimated a Present Estimated Liquidation Value of a Unit, effective as of October 3, 1996, of $230 TO $236 PER UNIT.

In making our estimate of the Present Estimated Liquidation Value of a Unit as set forth above, based upon the limited valuation processes and methodology described in this Report and subject to the assumptions, limiting conditions and other considerations set forth in this Report, we have estimated a gross amount of cash that the Partnership would have available to distribute to the holders of Units out of the net proceeds of the Liquidation over the Period of Liquidation, effective as of October 3, 1996, of approximately $285 PER UNIT.

ADEQUACY OF THE HR OFFER

A comparison of the Crosson Dannis, Inc. estimate of the Present Estimated Liquidation Value per Unit with the consideration offered by the Bidders for a Unit in the HR Offer is shown below. It is important to note that the amount of the consideration offered by the Bidders in the HR Offer as shown below has been adjusted downward by the per Unit amount of a cash distribution made by the Partnership to the holders of the Units on or about August 30, 1996. We understand that by the terms of the HR Offer, the consideration for any Units purchased by the Bidders will be adjusted by the amount of any distributions made by the Partnership to the holders of the Units after August 15, 1996. We further understand that the stated consideration for any Unit purchased pursuant to the HR Offer is not so adjusted for any distribution.

================================================================================
CROSSON DANNIS, INC.                     $230 to $236/UNIT

BIDDERS' OFFER                             $170.38/UNIT
================================================================================

In view of the foregoing and subject to the assumptions, limiting conditions and other considerations set forth herein, we are of the opinion that, as of October 3, 1996, the consideration offered to the holders of Units in the HR Offer for a Unit is inadequate, from a financial point of view, to the holders of Units compared with the Present Estimated Liquidation Value for a Unit as set forth above.





                                                            CROSSON DANNIS, INC.
                                       8